Back to Form 8-K
Exhibit 99.1
CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Jack Maurer
813-206-3916	813-206-2762
gregg.haddad@wellcare.com	jack.maurer@wellcare.com

WELLCARE TO ACQUIRE
EASY CHOICE HEALTH PLAN IN CALIFORNIA

Tampa, Fla. (Sept. 6, 2012) -- WellCare Health Plans, Inc. (NYSE: WCG) today announced that it has entered into an agreement to acquire Easy Choice Health Plan, Inc. As of September 2012, Easy Choice serves approximately 34,000 Medicare Advantage plan members in Los Angeles, Orange, Riverside, and San Bernardino Counties in Southern California. This includes approximately 12,000 Medicare Advantage dual special needs plan (D-SNP) members, making Easy Choice one of the largest D-SNPs in Los Angeles County.

“Easy Choice has become one of the most rapidly growing Medicare Advantage plans in California by offering attractive benefits and service to members and providers,” said Alec Cunningham, WellCare’s CEO. “WellCare’s and Easy Choice’s complementary focus on care management, quality, and provider and community relations will enable strong, continued growth in the state.

“As is the case with our pending acquisition of Desert Canyon in Arizona, this acquisition will provide us with a significant presence in a new and attractive market, and will give us a platform for meaningful growth in the western United States across our complementary lines of business,” said Cunningham.

Easy Choice will increase its 2013 service area to 11 California counties, including the San Diego area, as well as five counties in northern California. “More than 60 percent of California’s 5 million Medicare eligibles reside in these counties,” Cunningham said. In addition, in 2013, Easy Choice anticipates offering Medicare Advantage chronic condition special needs plans in five of its 11 county service area.

For the remainder of 2012, Easy Choice Medicare Advantage plan members will experience no change in their plan benefits and coverage. Easy Choice members will be notified of 2013 benefits and coverage in conjunction with the Medicare Annual Election Period this autumn. “We will work closely with Easy Choice to help ensure a smooth transition for members,” said Cunningham.

The acquisition is subject to regulatory approvals. WellCare expects the transaction to close in the fourth quarter of 2012, and anticipates that it will be accretive to WellCare’s 2013 net income.

For 2013, WellCare currently expects its Medicare Advantage service area will include more than 200 counties in 14 states, and the company expects to offer D-SNPs in most of those counties. As of June 30, 2012, WellCare served 158,000 Medicare Advantage members in 11 states, an increase of 27 percent year-over-year from 124,000 members as of June 30, 2011.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The company served approximately 2.6 million members nationwide as of June 30, 2012. For more information about WellCare, please visit the company's website at www.wellcare.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. For example, statements regarding WellCare’s financial outlook, the timing of the closing of the acquisition of Easy Choice Health Plan, Inc. and its 2013 Medicare Advantage service area are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively manage growth, WellCare’s ability to address operational challenges relating to new business, and WellCare’s ability to effectively execute and integrate acquisitions.

Additional information concerning these and other important risks and uncertainties can be found under the captions "Forward-Looking Statements" and "Risk Factors" in WellCare’s Annual Report on Form 10-K for the year ended December 31, 2011, and in WellCare’s Quarterly Report on Form 10-Q for the period ended June 30, 2012 and other subsequent filings by WellCare with the U.S. Securities and Exchange Commission, which contain discussions of WellCare’s business and the various factors that may affect it. WellCare undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

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